UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2012

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136424	90-0416683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7400 Paseo Padre Parkway Fremont, CA 94555	94555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2012, WaferGen Bio-systems, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with funds managed by Great Point Partners, LLC (“Great Point”), funds managed by Deerfield Management and a fund managed by Merlin Nexus (collectively, the “Investors”).  The Investors previously purchased convertible preferred stock, convertible promissory notes and warrants from the Company in a private placement completed in May 2011 (the “Private Placement”) pursuant to a Purchase Agreement dated as of May 25, 2011 (the “Purchase Agreement”)

The letter agreement provides that Great Point shall have the right to designate an additional individual to serve on the Board of Directors of the Company (the “Board”).  This right is in addition to the director designation right provided to Great Point under the Purchase Agreement, such that Great Point now has the right to designate two individuals for service on the Board.

In connection with the execution of the letter agreement, the Board appointed Scott Davidson and Joe Pesce to the Board, with such appointments effective as of January 12, 2012.  Mr. Davidson and Mr. Pesce are managing directors of Great Point and are Great Point’s designees for service on the Board.  In connection with their appointments, the Company entered into indemnification agreements with Mr. Davidson and Mr. Pesce, on substantially the same terms as for our other directors, which obligate us to indemnify them in their capacity as directors to the maximum extent permitted by law.

In accordance with the terms of the Letter Agreement, the Board also formed a Finance Committee and adopted a charter of the Finance Committee.  The purpose of the Finance Committee is to oversee areas of finance for the Company, including budget development and execution, tracking and evaluating performance, closely monitoring cash, evaluating potential strategic transactions and conducting other financing activities.  The Finance Committee shall consist of four members, with (i) two of the members being designees of Great Point and (ii) one of the Great Point designated directors being the Chairman of the Finance Committee.  The members of the Finance Committee are Joel Kanter, Bob Coradini, Scott Davidson and Joe Pesce.  The charter of the Finance Committee provides that if the Company’s available cash at any time is less than the Company’s “Projected Twelve-Month Burn” (as such term is defined in the charter), then the Finance Committee, at the option of the Great Point designees on the Finance Committee, may at any time thereafter cause the Finance Committee to be reduced from four members to three members (with the resigning or removed member being a director that is not one of the Great Point designees), and (ii) the Finance Committee shall have the ability to directly engage, on behalf of the Company, a nationally-recognized investment bank to advise the Company on potential strategic options and alternatives, including with respect to a possible sale of the Company.  The consummation of any such transaction would be subject to approval of the Board.

As of the date hereof, the Company’s available cash is less than the Company’s “Projected Twelve-Month Burn” (as such term defined in the charter).  Accordingly, Great Point’s designees on the Finance Committee may, at their option at any time hereafter in accordance with the charter of the Finance Committee, cause the Finance Committee to be reduced from four members to three members, and the Finance Committee has the ability to directly engage, on behalf of the Company, a nationally-recognized investment bank to advise the Company on potential strategic options and alternatives.

The foregoing letter agreement was entered into to as part of an agreement under which the Investors released certain potential claims relating to the Private Placement.

The foregoing summary of the terms of the Letter Agreement does not purport to be complete and is qualified in their entirety by the Letter Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.  A copy of the charter of the Finance Committee is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated as of January 12, 2012, by and among WaferGen Bio-systems, Inc. and the parties signatory thereto
99.1	Finance Committee Charter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.

Date: January 13, 2012	By:	/s/ Donald Huffman
Donald Huffman
Chief Financial Officer and Office of the President